EXHIBIT 8
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of August 14, 2015, by and among (i) ASF Radio, L.P., a Delaware limited partnership (the “Purchaser”), and (ii) each of the entities listed as a “the Seller” on Exhibit A hereto (together, the “Sellers,” and each, a “Seller”).

RECITALS

A. The Sellers own an aggregate of 3,258,139 shares of Class C Common Stock (the “Shares”) of Townsquare Media, Inc., a Delaware corporation (the “Company”).

B. The Sellers desire to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Shares in accordance with the terms and provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Agreement, the Purchaser and the Sellers agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase and Sale of the Shares.  The Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase from the Sellers, the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance or charge of any kind, whether arising by agreement, operation of law or otherwise (collectively, “Liens”) other than the transfer restrictions described in Section 2.8 of this Agreement.  The purchase price for the Shares shall be $12.5637 per share, an aggregate of $40,934,197.44 (the “Purchase Price”).

Section 1.2 Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 1.4, the closing of the transactions contemplated hereby (the “Closing”) shall take place by way of electronic exchange of executed documents on October 15, 2015, or such other date as the Sellers and the Purchaser shall agree (the “Closing Date”).  At the Closing, each Seller shall deliver to the Purchaser a stock power or documentation sufficient to transfer the Shares to the Purchaser and the Purchaser shall deliver the Purchase Price by wire transfer of immediately available funds into the account designated by such Seller (which shall be designated by such Seller at least three (3) business days prior to such Closing Date).

Section 1.3 Effectiveness.  The sale, transfer, conveyance, assignment and delivery of the Shares shall be effective concurrently with the receipt of the Purchase Price by the Seller.

Section 1.4 Conditions to Closing.

(a) The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be specifically waived in writing by the Purchaser in whole or in part to the extent permitted by applicable law):

(i) Representations and Warranties; Covenants. (i)  The representations and warranties made in Article 2 shall be true and correct in all material respects as of the Closing; (ii) the covenants contained in this Agreement required to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, certifying the foregoing clauses (i) and (ii).

(ii) Approvals.  All notices and approvals required from the Company with respect to the transfer of the Shares, including as provided under the Company’s certificate of incorporation, shall have been provided to the Company or obtained from the Company (as applicable), and all documents required by the Company, its transfer agent or otherwise, necessary for the consummation of the transfer of the Shares, shall have been delivered in full satisfaction of the applicable delivery requirements (collectively, the “Approvals”).

(iii) No Order.  There shall be no order, injunction, judgment, decree or ruling of a court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (an “Order”), that prohibits or materially restrains the sale and transfer of the Shares, and there shall be no proceeding seeking such an Order.

(iv) Seller Deliveries.  The Sellers shall have executed and delivered the documentation required by Section 1.2.

(v) FCC Approval.  All required Federal Communications Commission (“FCC”) approvals for the transfer of the Shares to the Purchaser, in their entirety and free and clear from any Liens, have been received by the Purchaser, the Sellers and the Company (as applicable).

(vi) FIRPTA Certification.  The Sellers shall each have delivered certificates of non-foreign status in a form attached as Exhibit B with respect to such Seller (or if the Seller is a disregarded entity for U.S. federal income tax purposes, the direct owner or the first indirect owner of such Seller that is not a disregarded entity for U.S. federal income tax purposes).

(b) The obligations of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be specifically waived in writing by the Sellers in whole or in part to the extent permitted by applicable law):

(i) Representations and Warranties; Covenants.  (i) The representations and warranties made in Article 3 shall be true and correct in all material respects as of the Closing; (ii) the covenants contained in this Agreement required to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, certifying the foregoing clauses (i) and (ii).

(ii) Approvals.  All Approvals shall have been obtained and delivered.

(iii) No Order.  There shall be no Order that prohibits or restrains the sale and transfer of the Shares, and there shall be no proceeding seeking such an Order.

(iv) Purchaser Deliveries.  The Purchaser shall have executed and delivered, or caused to be executed and delivered, a joinder to that certain Second Amended and Restated Registration Agreement, dated as of July 29, 2014, as amended, among the Company and the other security holders party thereto, in a form reasonably satisfactory to the Company, and such other documentation as is required by the Company, its transfer agent or otherwise in order to transfer the Shares to the Purchaser.

Section 1.5 Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Sellers;

(b) by the Sellers, if the Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Purchaser that would cause any closing conditions set forth in Section 1.4(b) not to be satisfied, and such closing condition is incapable of being satisfied by August 15, 2016; provided, however, that the Sellers are not then in material breach of this Agreement;

(c) by the Purchaser, if any Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the relevant Seller that would cause any closing condition set forth in Section 1.4(a) not to be satisfied, and such closing condition is incapable of being satisfied by August 15, 2016; provided, however, that the Purchaser is not then in material breach of this Agreement;

(d) by either the Purchaser or the Sellers if the Closing shall not have occurred by August 15, 2016; provided, however, that if on July 15, 2016, all closing conditions have been satisfied (or could reasonably be satisfied by a Closing Date occurring on or prior to August 15, 2016), other than the closing conditions set forth in Section 1.4(a)(ii) and Section 1.4(b)(ii), then either the Purchaser or the Sellers may (each in its sole discretion) extend the final date by which the Closing must occur for an additional ninety (90) days by delivery of written notice of such extension to the other no fewer than five (5) Business Days before August 15, 2016; and provided, further, however, that the right to terminate this Agreement under this Section 1.5(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to use reasonable best efforts to cause the Closing to occur) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date; or

(e) by either the Purchaser or the Sellers in the event of the issuance of a final, nonappealable Order permanently restraining or prohibiting the sale of the Shares.

If the Purchaser or the Sellers desire to terminate this Agreement, then such party shall give written notice of such termination to the other party in accordance with Section 6.1. In the event this Agreement is terminated, then this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of this Section 1.5 and Article 6.  Nothing in this Section 1.5 shall be deemed to release any party from any liability for any breach by such party of any term of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; provided, however, that, if this Agreement is validly terminated pursuant to this Section 1.5, no party shall have any remedy or right to recover for any liabilities resulting from any breach of any representation or warranty contained herein unless such breach was a knowing and intentional breach on the part of the breaching party; provided, further, that a failure of the Purchaser to consummate the transactions contemplated hereby in breach or violation of this Agreement shall be deemed to be a knowing and intentional breach or violation, whether or not the Purchaser had sufficient funds available.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to each of the Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Organization, Good Standing, Authorization.  The Purchaser is a corporation, limited liability company, trust or partnership or other similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction.  The Purchaser has full power and authority to execute, deliver and enter into this Agreement and to purchase the Shares to be sold, transferred and assigned to the Purchaser hereunder.  The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 2.2 No Conflicts.  No court or governmental injunction, order or decree affecting the Purchaser and prohibiting the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby is in effect, and none of the terms of this Agreement, the execution and delivery of this Agreement by the Purchaser, or the consummation of the transactions contemplated hereby will result in a violation of any provision of the charter or organizational documents of the Purchaser, or conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute a material default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser is a party.

Section 2.3 Consents, Approvals, etc.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, remains to be obtained or is otherwise required to be obtained by the Purchaser in connection with the authorization, execution and delivery of this Agreement or, as of the Closing, the consummation of the transactions contemplated hereby, including, without limitation, the sale, transfer and assignment of the Shares.

Section 2.4 Accredited Investor.  The Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser is purchasing the Shares to be sold, transferred and assigned to it hereunder for its own account and is an “accredited investor,” for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act.  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to the Shares.

Section 2.5 Ability to Bear Risks of Investment.  The Purchaser confirms that it is able to (i) bear the economic risk of its investment in the Shares, (ii) hold the Shares for an indefinite period of time and (iii) bear a complete loss of the Purchaser’s investment.

Section 2.6 Investment Experience.  By reason of the Purchaser’s business or financial experience, the Purchaser has the capacity to make an informed investment decision with respect to its acquisition of the Shares.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make such an informed investment decision with respect to its acquisition of the Shares.

Section 2.7 Company Information.  The Purchaser understands that the Company is a publicly reporting company subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”) and its reports, including on form 10-K, 10-Q and 8-K, are available on the website of the Securities and Exchange Commission (the “Commission”).  The Purchaser acknowledges that the Shares have been offered to it in direct communication between the Purchaser and the Sellers and not through any advertisement or general solicitation of any kind.  The Purchaser acknowledges that (i) the Sellers may be, and the Purchaser is proceeding on the assumption that the Sellers are, in possession of material, non-public information concerning the Company (the “Information”) which is not or may not be known to the Purchaser and that the Sellers have not disclosed to the Purchaser; (ii) the Purchaser is voluntarily assuming all risks associated with the purchase of the Shares and expressly warrants and represents (x) the Sellers have not made, and the Purchaser disclaims the existence of or its reliance on, any representation by the Sellers or its affiliates concerning the Company or the Shares (except as set forth in Article 3) and (y) the Purchaser is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof (except as set forth in Article 3), in connection with or arising out of the purchase of the Shares, and therefore has no claims against the Sellers with respect thereto; (iii) if any such claim may exist, the Purchaser, recognizing its disclaimer of reliance and the Sellers’ reliance on such disclaimer as a condition to entering into this transaction, covenants and agrees not to assert it against the Sellers or any of their officers, directors, shareholders, partners, representatives, agents or affiliates; and (iv) the Sellers shall have no liability, and the Purchaser waives and releases any such claim that it might have against the Sellers or their officers, directors, shareholders, partners, representatives, agents and affiliates whether under applicable securities law or otherwise, based on the Sellers’ knowledge, possession or non-disclosure to the Purchaser of the Information.

Section 2.8 No Registration and Transfer Restrictions.  The Purchaser is aware that the Shares have not been registered under the Securities Act or any state security or “blue sky” laws and that the Seller is making no representation as to the ability to transfer the Shares under applicable federal and state securities laws. The Purchaser is aware that the Shares will bear a legend to the effect that they may not be sold except pursuant to a registration or an exemption from registration under applicable federal and state securities laws.  The Purchaser is aware that (i) the Company’s certificate of incorporation contains certain restrictions and limitations with respect to the ownership and the Purchaser’s right to transfer the Shares and (ii) that certain Second Amended and Restated Registration Agreement, dated as of July 29, 2014, as amended, among the Company and the other security holders party thereto requires that any transferee of rights under such agreement is required to execute a joinder to in a form reasonably satisfactory to the Company.

Section 2.9 Financial Advisors.  No person or entity (a) has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement, or (b) is entitled to any fee or commission or like payment in respect thereof for which, in respect of both clauses (a) and (b), the Sellers may be liable.

Section 2.10 Limited Market.  The Purchaser acknowledges that no market for the Shares currently exists, and a very limited market for the shares into which the Shares are convertible currently exists.  The Purchaser acknowledges that it may find it impossible to liquidate its investment at a time when it may be desirable to do so, or at any other time.

Section 2.11 Independent Appraisal.  The Purchaser acknowledges that the Sellers have not given the Purchaser any investment advice and that the Purchase Price for the Shares may be more or less than the fair market value of the Shares.  The Purchaser has evaluated the merits and risks of purchasing the Shares on the terms set forth in this Agreement on its own and without reliance upon the Sellers (other than with respect to the Sellers’ representations, warranties and covenants set forth herein).

Section 2.12 Sole Representations and Warranties.  The representations and warranties set forth in this Article 2 are the only representations and warranties made by the Purchaser in connection with the transactions contemplated hereby and supersede any and all previous written or oral statements by the Purchaser or any of its agents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers, severally, and not jointly or jointly and severally, hereby represents and warrants to the Purchaser, with respect to such Seller and the Shares being sold by such Seller only, and not with respect to any other the Seller or Shares, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization, Good Standing, Authorization.  The Seller is a corporation, limited liability company, trust or partnership or other similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction. The Seller has full power and authority to execute, deliver and enter into this Agreement and to sell the Shares to be sold, transferred and assigned to the Purchaser by it hereunder. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 3.2 Ownership of the Shares.  The Seller owns, beneficially and of record, the Shares set forth opposite its name on Exhibit A hereto, as applicable, free and clear of any Liens, other than the transfer restrictions described in Section 2.8 of this Agreement.  Such Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such sale, transfer, assignment and delivery will convey to the Purchaser, and the Purchaser shall receive, good and marketable title to the Shares, free and clear of any and all Liens other than the transfer restrictions described in Section 2.8 of this Agreement.  Other than the Shares and the agreements described in Section 2.8, neither the Seller, nor any of its affiliates, owns, directly or indirectly, any other rights of any kind with respect to any equity interest in the Company and any option with respect thereto or derivative in respect thereof.

Section 3.3 No Conflicts.  No court or governmental injunction, order or decree affecting the Seller and prohibiting the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby is in effect, and none of the terms of this Agreement, the execution and delivery of this Agreement by the Seller, or the consummation of the transactions contemplated hereby will result in a violation of any provision of the charter or organizational documents of the Seller, or conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party.

Section 3.4 Consents, Approvals, etc.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, remains to be obtained or is otherwise required to be obtained by the Seller in connection with the authorization, execution and delivery of this Agreement or, as of the Closing, the consummation of the transactions contemplated hereby, including, without limitation, the sale, transfer and assignment of the Shares.

Section 3.5 Financial Advisors.  No person or entity (a) has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement, or (b) is entitled to any fee or commission or like payment in respect thereof, for which, in respect of both clauses (a) and (b), the Purchaser may be liable.

Section 3.6 Litigation.  As of the date hereof, there are no claims, actions, suits, audits, investigations or proceedings of any nature, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other governmental authority (“Legal Proceedings”) pending or, to the Seller’s knowledge, threatened against any of the Sellers that would reasonably be expected to affect the legality, validity or enforceability of this Agreement against any Seller or its ability to perform its obligations hereunder.  As of the date hereof, there are no Legal Proceedings pending or, to the Seller’s knowledge, threatened relating to the Shares.

Section 3.7 Sole Representations and Warranties.  The representations and warranties set forth in this Article 3 and in any certificates and other documents delivered or to be delivered by the Seller pursuant hereto are the only representations and warranties made or to be made by the Seller in connection with the transactions contemplated hereby and supersede any and all previous written or oral statements by the Seller or any of its agents.

ARTICLE 4

COVENANTS

Section 4.1 Further Assurances.  Each of the Purchaser and the Sellers shall execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Agreement.

Section 4.2 Certain Fees.  Each party shall be responsible for any fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 4.3 Certain Matters Pending Closing.  From the date of this Agreement until the Closing Date:

(a) Certain Conduct Pending Closing.  The Sellers may take such actions in respect of the Shares that are taken in the ordinary course of business of the Sellers and their affiliates; provided that, without the written consent of the Purchaser, no Seller shall: (i) liquidate, mortgage, sell, assign, transfer or otherwise dispose of any Shares other than to an affiliate of the Sellers who signs a joinder pursuant to Section 6.2; (ii) create or permit to exist any Lien on any of the Shares, other than the transfer restrictions described in Section 2.8 of this Agreement; (iii) make any voluntary capital contributions or fail to make any required capital contributions to the Company, or otherwise fail to perform its obligations in any material respect under the

Company’s certificate of incorporation, bylaws and shareholders agreement (if any), or under all other agreements that govern the rights and obligations of the applicable Seller with respect to the Shares held by it in connection with the acquisition by such Seller of such Shares; or (iv) agree to do any of the foregoing.  For the avoidance of doubt, actions that are customarily required of and taken by an owner of similar equity securities and that are consistent with past practices of the Sellers and their affiliates shall be considered to be taken in the ordinary course of business of the Sellers and their affiliates.

(b) Notification of Certain Matters.  The Sellers shall give prompt written notice to the Purchaser of (i)  the occurrence or non-occurrence (with respect to any event or condition contemplated by this Agreement) of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of any Seller, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of any Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Purchaser’s obligations hereunder, (iii) any notice or other communication from any person or entity reasonably alleging that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (iv) any action pending or, to the Sellers’ knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement and any other agreements executed and delivered pursuant to this Agreement.

(c) Approvals.  Purchaser acknowledges that, under Article 5, Section 11 of the Company’s certificate of incorporation, the Company has the right to take certain actions (including, without limitation, exchanging transferred shares for non-voting securities, warrants or other securities) to the extent necessary to avoid certain FCC regulatory limitations or violations.  The Purchaser shall furnish the Company with the information reasonably requested by the Company as provided under Article 5, Section 10 of the Company’s certificate of incorporation.  The Purchaser and the Sellers shall use their respective commercially reasonable efforts to obtain at the earliest practicable date (but in any event, prior to Closing) all Approvals; provided, however, that no party hereto shall be obligated to pay any consideration (or grant any other accommodation other than satisfying reasonable requests for information or making representations customary for such party to make in transactions of the kind contemplated by this Agreement) to any third party from whom consent or approval is requested.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Survival.  The representations and warranties of the Sellers and the Purchaser contained in or made pursuant to this Agreement shall survive in full force and effect until the first anniversary of the time at which such representations and warranties were made (including, for the avoidance of doubt, in any bring down certificate delivered in respect of the Closing), at which time they shall terminate and no claims shall be made for indemnification under Sections 5.2 or 5.3 thereafter; provided, however, that the representations and warranties made in Section 2.1 (Organization, Good Standing, Authorization), Section 2.2 (No Conflicts),

Section 2.9 (Financial Advisors), Section 2.4 (Accredited Investor), Section 3.1 (Organization, Good Standing, Authorization), Section 3.2 (Ownership of the Shares), Section 3.3 (No Conflicts), and Section 3.5 (Financial Advisors) shall survive in full force and effect until the fifth anniversary of the time at which such representations and warranties were made, at which time they shall terminate (and no claims shall be made for indemnification under Sections 5.2 or 5.3 thereafter).

Section 5.2 Indemnification by each Seller.   From and after the Closing, and subject to the terms of this Agreement, each Seller, severally, and neither jointly nor jointly and severally, shall for itself only and not with respect to any other Seller, and only with respect to the Shares to be sold by such Seller hereunder, indemnify and hold harmless the Purchaser and its affiliates (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all losses, liabilities, demands, damages, obligations, settlement amounts, out-of-pocket costs and expenses, including the reasonable fees of outside counsel, that are actually imposed on or otherwise actually incurred or suffered by the specified person. (collectively, “Losses”) that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of (a) the failure of any representations or warranties made by such Seller in this Agreement to be true and correct as of the Closing and (b) any breach or failure by such Seller to perform any of its covenants or agreements contained in this Agreement.

Section 5.3 Indemnification by the Purchaser.  From and after the Closing, and subject to the terms of this Agreement, the Purchaser shall indemnify and hold harmless the Sellers and their affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of (a) the failure of any representations or warranties made by the Purchaser in this Agreement to be true and correct as of the Closing and (b) any breach or failure by the Purchaser to perform any of its covenants or agreements contained in this Agreement.

Section 5.4 Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, the aggregate indemnification obligations of any Seller under this Article 5 shall in no event exceed the portion of the Purchase Price received by such Seller pursuant to this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices.  All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6.1), or (c) one (1) business day after deposit with overnight courier service or, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6.1):

If to a Seller, to:

GE Capital Equity Holdings, Inc.
201 Merritt 7
Norwalk, CT 06851
Attention:     Barbara Gould,
General Counsel
E-mail:  [ommitted in SEC filing]

with a copy (which will not constitute notice) to:

General Electric Company
201 Merritt 7
Norwalk, CT 06851
Attention:  Roberto Zapata,
Executive Counsel – M&A
E-mail:  [ommitted in SEC filing]

If to Buyer, to:

ASF Radio, L.P.
c/o ASF Radio GP, LLC
1370 Avenue of the Americas, 22nd Floor
New York, NY 10019
Attention:     Mark Benedetti
E-mail:         [ommitted in SEC filing]

with a copy (which will not constitute notice) to:

Proskauer Rose LLP
110 Bishopsgate
London
EC2N 4AY
United Kingdom
Attention:    Bruno Bertrand-Delfau
E-mail:        bbertrand-delfau@proskauer.com

Section 6.2 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party; provided, however, that any party may assign this Agreement and any or all rights and obligations under this Agreement to any of its affiliates upon prior written notice to the other parties hereto; provided further that no such assignment shall release any party from any liability under this Agreement, except that if the Shares are transferred by a Seller to an affiliate of the Sellers, then such Seller may assign this Agreement and all rights, interests or obligations provided by this Agreement in respect of the Shares to an affiliate pursuant to a joinder and assignment in the form set forth in Exhibit C and the transferring Seller will be released from its liabilities hereunder with respect to the transferred Shares.  Any attempted assignment in violation of this Section 6.2 shall be void ab initio.

Section 6.3 Survival of Representations and Warranties.  All representations and warranties of the parties to this Agreement shall survive the sale, transfer, conveyance, assignment and delivery of the Shares.

Section 6.4 Entire Agreement.  This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement may be amended only by mutual written agreement of the Sellers and the Purchaser, and a party may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if such party has obtained the written consent or waiver of the other party.

Section 6.5 Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

Section 6.6 Dispute Resolution; Consent to Jurisdiction.  Any claim or action by any of the parties hereto that may be based upon, arise out of or relate or be incidental to this Agreement will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each party hereto irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any such actions or claims and for recognition and enforcement of any judgment in respect thereof, and agrees that all such actions or claims shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any such actions or claims; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the persons listed in Section 6.1 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party hereto from making service of process by any means authorized by the laws of the State of New York.

Section 6.7 Waiver of Jury Trial.  To the maximum extent permitted by law, each party hereto irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any action or claim hereunder and covenants that neither it nor any of its affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.  Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such party is relying and will rely in entering into this Agreement.  Each party may file an original counterpart or a copy of this Section 6.7 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

Section 6.8 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the parties hereto shall be entitled to equitable relief, without proof of actual damages or the requirement to post a bond, including an injunction or an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for any such breach or threatened breach.

Section 6.9 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 6.10 Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date and year first set forth above.

SELLERS: ANTARES CAPITAL CORP.

By:	/s/ Robert Roderick
	Name:	Robert Roderick
	Title:	Vice President

GE CAPITAL EQUITY HOLDINGS, INC.

By:	/s/ Robert Roderick
	Name:	Robert Roderick
	Title:	Managing Director

GE BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Robert Roderick
	Name:	Robert Roderick
	Title:	Vice President

PURCHASER: ASF RADIO, L.P., by its general partner, ASF Radio GP, LLC

By:	/s/ Mark Benedetti
	Name:	Mark Benedetti
	Title:	Authorized Signatory

EXHIBIT A

SELLERS

Seller	Number of Shares	Total Purchase Price
GE Capital Equity Holdings, Inc.	2,996,283	$37,644,323.92
GE Business Financial Services Inc.	144,284	1,821,737.19
Antares Capital Corp.	117,572	1,477,136.32
TOTAL	3,258,139	$40,934,197.44

EXHIBIT B

FIRPTA CERTIFICATE
CERTIFICATION OF NON-FOREIGN STATUS

Reference is made to the Stock Purchase Agreement, dated August 14, 2015 (the “Purchase Agreement”), by and among ASF Radio, L.P. (the “Purchaser”), [_________________] (the “Seller”), and the other parties named therein.

To inform the Purchaser that withholding of tax is not required upon any disposition of a U.S. real property interest by the Seller pursuant to the Purchase Agreement, the undersigned hereby certifies the following on [its own behalf / behalf of the Seller]:

1.
[It is the sole owner of the Seller, a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations, and therefore GECC is treated for U.S. tax purposes (including Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”)) as the transferor of any property owned by Seller;]

2.
[It / The Seller] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in [the Code / the Internal Revenue Code of 1986, as amended,] and the Income Tax Regulations);

3.	[It / The Seller] is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

4.	[It / The Seller]’s U.S. employer identification number is [____________]; and

5.	[It / The Seller]’s office address is: [____________].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of [the undersigned / the Seller].

Dated:           [__________ __, 201_]

[______________________________]

By:
Name:
Title:

EXHIBIT C

JOINDER AND ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT OF PURCHASE AND SALE AGREEMENT (“Assignment”), is made as of this _____ day of ____________, 201_, by and between ______________________, a __________________ (“Seller”), and ____________________, a __________________ duly formed and organized under the laws of the State of _____________ (“Assignee”) (Seller and Assignee are sometimes referred herein, collectively, as the “Parties”).  All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as such term is defined below).

RECITALS

A.           WHEREAS, Seller, ASF Radio, L.P., a Delaware limited partnership, and the other parties listed therein have entered into that certain Stock Purchase Agreement (“Purchase Agreement”), dated as of August 14, 2015;

B.           WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, each Seller is entitled to assign the Purchase Agreement and all rights, interests or obligations under the Purchase Agreement in respect of any Shares to an affiliate of such Seller to whom such Shares are transferred without the obligation to obtain the prior written consent of any other party to the Purchase Agreement, and the transferring Seller will be released from its liabilities under the Purchase Agreement with respect to the transferred Shares;

C.           WHEREAS, the Assignee is an affiliate of Seller and Seller is transferring to Assignee _______ Shares (the “Transferred Shares”);

D.           WHEREAS, the Seller desires to assign and the Assignee desires to accept all of the Seller’s rights, interests and obligations under the Purchase Agreement in respect of such Transferred Shares, as more particularly described in this Assignment; and

E.           WHEREAS, the Seller desires to enter into this Assignment to assign to Assignee all of Seller’s rights and interests provided by the Purchase Agreement and to evidence Assignee’s assumption of the Seller’s obligations and liabilities under the Purchase Agreement, in each case, in respect of such Transferred Shares.

ASSIGNMENT:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Assignment of Purchase Agreement.  Seller hereby assigns, transfers and conveys to Assignee all of Seller’s right, title, claim and interest in and to the Purchase Agreement in respect of the Transferred Shares, and all sums paid to Seller by the Purchaser in connection with the Purchase Agreement with respect to the Transferred Shares.

2.           Assumption.  Assignee hereby acknowledges and agrees to all of the terms of the Purchase Agreement and accepts the foregoing assignment and assumes and agrees to perform all liabilities of Seller under the Purchase Agreement with respect to the Transferred Shares in accordance with the terms thereof.

3.           Release.  As of the date first written above, the assignment and assumption set forth in Paragraphs 1 and 2 hereof shall release Seller from the liabilities under the Purchase Agreement with respect to the Transferred Shares hereto in accordance with the terms of the Purchase Agreement.  Seller shall remain obligated under the Purchase Agreement only with respect to any Shares held by it other than the Transferred Shares.

4.           Representations and Warranties of Assignee.  Assignee hereby represents and warrants to the Purchaser that the Assignee is an affiliate of the Seller.

5.           Further Assurances. The Parties agree to execute any additional assignments and other appropriate documents, agreements and instruments necessary to effectuate and validate this Assignment, and to otherwise take all such other actions as reasonably necessary to effect the intent hereof.

6.           Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

7.           Counterparts.  This Assignment may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one Assignment.

8.           Third Party Beneficiary.  The Purchaser is intended to be a third party beneficiary of this Assignment.

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the day and year first above written.

SELLER:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title: